RESOLUTIONS OF THE BOARD OF DIRECTORS FOR
                         ALLSTATE LIFE INSURANCE COMPANY
                              AUTHORIZING MERGER OF
                     NORTHBROOK VARIABLE ANNUITY ACCOUNT AND
                     NORTHBROOK VARIABLE ANNUITY ACCOUNT II
               INTO ALLSTATE FINANCIAL ADVISORS SEPARATE ACCOUNT I


ALLSTATE FINANCIAL ADVISORS SEPARATE ACCOUNT I


     BE IT RESOLVED, that the Allstate Life Insurance Company ("Company"), pursuant to the provisions of Section 245.21 of the Illinois Insurance Code, hereby authorizes, effective upon the merger of Northbrook Life Insurance Company into Company, the transfer and merger of the separate accounts designated Northbrook Variable Annuity Account and Northbrook Variable Annuity Account II into Allstate Financial Advisors Separate Account I (hereafter "Separate Account I").

     BE IT FURTHER RESOLVED, that Separate Account I, including the variable annuity contracts ("Contracts") previously issued through the Northbrook Variable Annuity Account and Northbrook Variable Annuity Account II, will be subject to the Resolution of the Board of Directors of Allstate Life Insurance Company authorizing establishment of the Allstate Financial Advisors Separate Account I.

     BE IT FURTHER RESOLVED, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.